SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2012

priceline.com Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐            Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c  under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Election of Directors.

On October 10, 2012, the Board of Directors of priceline.com Incorporated, a Delaware corporation, announced that Jeffery H. Boyd, President and CEO, will assume the additional role of Chairman of the Board, effective January 1, 2013. Mr. Boyd will succeed Ralph M. Bahna, who will retire from the Chairman's role on January 1, 2013, and intends to retire from the Board in June of 2013, when his current term ends.

The Board also named current Director James M. Guyette to serve in the newly created role of Lead Independent Director, effective January 1, 2013. Mr. Guyette has been a Director of priceline.com since November 2003, and is currently a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee.

On October 10, 2012, the Board of Directors also named Thomas E. Rothman to the Board of Directors, effective January 1, 2013. Mr. Rothman is the departing Chairman and Chief Executive Officer of News Corporation's Fox Filmed Entertainment Group, Inc. Before joining Fox Filmed, which he served for 18 years, Mr. Rothman served as President of Worldwide Production for the Samuel Goldwyn Company, and Executive Vice President, Production of Sony Corporation's Columbia Pictures. He also served as a partner with Frankfurt, Kurnit, Klein & Selz. Mr. Rothman has a B.A. from Brown University and a J.D. from Columbia School of Law. In consideration of his services as a member of the Board of Directors, Mr. Rothman will be eligible to participate in compensation arrangements available to other non-employee directors.

Attached as Exhibit 99.1 is a copy of the press release issued by priceline.com on October 15, 2012.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release issued by priceline.com Incorporated on October 15, 2012.

The information in Exhibit 99.1 shall not be treated as “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Daniel J. Finnegan
Name: Daniel J. Finnegan
Title: Chief Financial Officer

Date:  October 15, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by priceline.com Incorporated on October 15, 2012.